[Adopted in Release No. IC-17085 ( 84,434), effective September 25, 1989,
                                  54 F.R.32048]
                     U.S. Securities and Exchange Commission
                               Washington DC 20549

                                  FORM N-17F-2


          Form N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody
                 of Management Investment Companies

                    Pursuant to Rule 17f-2 [17CFR 270.17f-2]


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1.   Investment Company Act File Number: 811-5309     Date Examination Complete:
          First American Investment Funds, Inc.                   11/30/97

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2.   State Identification Number

          (See attached Exhibit A - State Registration
          Report for a list of portfolios and classes)




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3.   Exact number of investment company as specified in registration statement:
          33-16905

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4.   Address of principal executive office: (number, street, city, state, zip code)
          1 Freedom Valley Road, Oaks, PA 19456

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INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors of
    First American Investment Funds, Inc.:


We have examined management's assertion, included in its representation letter, that International Index Fund and Small Cap Value Fund of First American Investment Funds, Inc., (the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of November 30, 1997. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 30, 1997, and with respect to agreement of security purchases and sales, for the period from November 21, 1997 (commencement of operations) through November 30, 1997:

    * Confirmation of all securities held by The Depository Trust Company in book entry form, examination of selected security position reconciliations, and confirmation directly with the transfer agent (Federated Investors and DST Systems, Inc.) for mutual fund securities;

    * Confirmation or examination of underlying documentation, on a test basis, for securities purchased but not received;

    * Reconciliation of all such securities to the books and records of the Funds and the Custodian; and

    *  Test of security transactions since commencement of operations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 1997 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of First American Investment Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.



                                             KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 23, 1998

                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 12/15/97 @ 16:00:06



GROUP:FAIF
FUND NAMES                                   FUND CODE   MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR  RI  SC  SD  TN
FAIF - Small Cap Value Fund - Class A        |FAI27A    | X | X | X | X | X | X | X | X | X | X | X | X | X |   | X | X | X | X |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class B        |FAI27B    | X | X | X | X | X | X | X | X | X | X | X | X | X |   | X | X | X | X |
SEC effective 11-06-97                       |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class C        |FAI27C    | X | X | X |   |   | X |   |   |   |   |   |   | X |   |   |   | X |   |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class A    |FAI28A    | X | X | X | X | X | X | X | X | X | X | X | X | X |   | X | X | X | X |
SEC effective 11-06-97                       |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class B    |FAI28B    | X | X | X | X | X | X | X | X | X | X | X | X | X |   | X | X | X | X |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class C    |FAI28C    | X | X | X |   |   | X |   |   |   |   |   |   | X |   |   |   | X |   |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |


FUND NAMES                                   FUND CODE   MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR  RI  SC  SD  TN

FAIF - Small Cap Value Fund - Class A        |FAI27A    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class B        |FAI27B    |   | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                       |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class C        |FAI27C    |   |   |   | X | X | X |   | X |   | X | X |   |   |   | X | X |   |   |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class A    |FAI28A    | M | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                       |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class B    |FAI28B    | M | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class C    |FAI28C    |   |   |   | X | X | X |   | X |   | X | X |   |   |   | X | X |   |   |
SEC effective 11-6-97                        |          |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |


(wide table continued from above)


 TX  UT  VA  VT  WA  WI  WV  WY

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

| X |   | X |   |   | X |   | X |
|   |   |   |   |   |   |   |   |

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

| X |   | X |   |   | X |   | X |
|   |   |   |   |   |   |   |   |


 TX  UT  VA  VT  WA  WI  WV  WY

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

|   |   |   |   |   | X | X |   |
|   |   |   |   |   |   |   |   |

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

| X | X | X | X | X | X | X | X |
|   |   |   |   |   |   |   |   |

|   |   |   |   |   | X |   |   |
|   |   |   |   |   |   |   |   |
